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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
GREAT LAKES CHEMICAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of

2003 ANNUAL MEETING OF SHAREHOLDERS

and

PROXY STATEMENT

PLACE OF MEETING

Thursday, May 1, 2003
Parkwood IV Conference Center
500 East 96th Street
Indianapolis, Indiana 46240
Meeting 11:00 a.m.
 (Local Time)

INDIANAPOLIS, INDIANA

Notice of Annual Meeting of Shareholders
May 1, 2003

The Annual Meeting of Shareholders (the "Annual Meeting") of GREAT LAKES CHEMICAL CORPORATION (the "Company" or "Great Lakes") will be held at Parkwood IV Conference Center, 500 East 96th Street, Indianapolis, Indiana, on Thursday, May 1, 2003, at 11:00 a.m. (Local Time) to consider and vote on the following matters:

  1.
  Election of three directors;

  2.
  Amendment of the Company's Certificate of Incorporation to eliminate the classified board;

  3.
  A shareholder proposal recommending indexed options; and

  4.
  Transaction of any other business properly brought before the meeting.

The Board of Directors fixed March 3, 2003, as the date of record for the meeting, and only shareholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

A proxy statement, form of proxy and a 2002 annual report of the Company are enclosed.

By Order of the Board of Directors,
JEFFREY M. LIPSHAW
Secretary
March 28, 2003

Great Lakes Chemical Corporation
500 East 96th Street, Suite 500, Indianapolis, Indiana 46240

PROXY STATEMENT
March 28, 2003
for
Annual Meeting of Shareholders
to be held on May 1, 2003

The Board of Directors (the "Board") is soliciting proxies to be used at the Annual Meeting of Shareholders to be held on May 1, 2003, and any adjournments thereof. This proxy statement, the form of proxy and the Great Lakes Chemical Corporation annual report on form 10-K for 2002 will be mailed to shareholders on or about March 28, 2003.

Only shareholders of record at the close of business on March 3, 2003 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On that date, there were 50,200,485 issued and outstanding shares of the Company's common stock ("Common Stock"), the only class of voting securities of the Company. Each holder of a common share will be entitled to one vote per share for each director to be elected at the Annual Meeting and to one vote per share on each other proposal presented at the Annual Meeting.

INFORMATION ABOUT VOTING

Methods of Voting

Your vote is very important. You may cast your vote by telephone, by Internet or by mail. Instructions for each of these methods are included on your proxy card.

If you attend the Annual Meeting, you may also submit your vote in person. We encourage you to vote as soon as possible, even if you plan to attend the Annual Meeting in person.

If you are the beneficial owner of shares held in "street name" by a broker, the broker as the holder of record of the shares is required to vote these shares in accordance with your instructions.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign the proxy card but do not give voting instructions, the shares represented by that proxy will be voted FOR the election of the nominee directors, FOR the amendment of the Certificate of Incorporation and AGAINST the shareholder proposal as recommended by the Board.

Revoking or Changing Your Vote

You may revoke or change your proxy at any time before it is voted at the Annual Meeting by:

  •
  Sending written notice of revocation to the secretary of the Company;

  •
  Submitting another properly signed proxy with a later date; or

  •
  Attending the Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

Vote Required

There are differing vote requirements for the various Proposals. For Proposal One, directors will be elected by the vote of a plurality of the shares present or represented by proxy at the Annual Meeting. Only votes cast for a nominee will be counted. Unless indicated otherwise by your proxy, your shares will be voted FOR the three nominees. Instructions on your proxy to withhold authority to vote for one or more of the nominees will not count as a vote against the nominees.

Proposal Two, the amendment of the Company's Certificate of Incorporation, requires an affirmative vote of a majority of the Company's outstanding shares entitled to vote at the Annual Meeting. Unless otherwise indicated by your proxy, your shares will be voted FOR amendment of the Certificate of Incorporation.

Proposal Three, the shareholder proposal regarding indexed stock options (a nonbinding proposal), requires an affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting. Unless otherwise indicated by your proxy, your shares will be voted AGAINST this proposal.

Abstentions and Broker Non-Votes

Proxies expressly marked as ABSTAIN as to Proposals Two or Three will have the same effect as a vote against those proposals. Proxies marked ABSTAIN also will be counted in determining the number of shares present or represented on a Proposal for purposes of a quorum. New York Stock Exchange rules prohibit brokers from voting on Proposal Three without receiving instructions from the beneficial owner of the shares. In the absence of instructions, shares subject to such "broker non-votes" will not be counted as voted, and will have no effect on the Proposal.

Other Business

If any other matters are properly presented at the Annual Meeting for consideration, the persons named on the enclosed proxy card will have the discretion to vote on those matters for you. At the date printing of this proxy statement began, the Board knew of no other matter to be raised at the Annual Meeting.

PROPOSAL ONE: ELECTION OF DIRECTORS

Pursuant to the By-Laws, the Board of Directors of the Company has set the number of directors of the Company at nine. The Board is divided into three classes of equal size (to the extent possible), with one class to be elected each year, in rotation, for a term of three years.

Unless otherwise instructed, the proxy holder will vote the proxy (or proxies) received for the three nominees named below for three-year terms to expire at the Annual Meeting in 2006 and until their successors are duly elected and qualified. The Board expects that all of the nominees will be able and willing to serve as directors. If any nominee is not available to serve as a director at the time of the Annual Meeting, the persons named on the proxy will vote for another candidate nominated by the Board, or the Board may reduce the number of directors serving on the Board.

Each of the nominees named below is currently a director of the Company. Their biographies are as of February 1, 2003. None of the business organizations, other than Great Lakes Chemical Corporation, with which the named individuals are employed or associated, is a parent, subsidiary or affiliate of the Company.

Election of directors for a three-year term expiring in 2006

Nigel D. T. Andrews
Director since 2000

Mr. Andrews, 55, is a venture partner of Internet Capital Group. Mr. Andrews was managing director of Internet Capital Group from 2000 to 2001. He served as executive vice president of GE Capital from 1993 to 2000, and prior to that, as vice president and general manager of GE Plastics-Americas. During Mr. Andrews' 13-year career with GE, he also served as vice president for corporate business development reporting to the chairman. Before joining GE, Mr. Andrews was a partner at Booz-Allen & Hamilton. Mr. Andrews is a director of Old Mutual plc, a trustee of Victory Funds, and a governor of the London Business School.

Martin M. Hale
Director since 1978

Mr. Hale, 62, served as nonexecutive chairman of the Board from 1995 until May 2000. From 2000 to 2002, he served as the executive vice president of Hellman, Jordan Management Co., Inc., a registered investment advisor specializing in asset management, a position he also held from 1983 until December 31, 1999. Prior to 1983, Mr. Hale was president and chief executive officer of Marsh & McClennan Asset Management Company. He currently serves as a director of Octel Corp. and previously served as a director of OSCA, Inc. Mr. Hale is a trustee of the Museum of Fine Arts, Boston.

Jay D. Proops
Director since 1996

Mr. Proops, 61, is the retired cofounder and former vice chairman of the Vigoro Corporation, a leading North American manufacturer and distributor of fertilizers and related products. During his career with Vigoro, Mr. Proops served as its vice chairman, president, and chief financial officer, and as a director. Prior to founding Vigoro, he held a number of senior management positions with Emerson Electric

Corporation and Esmark, Inc. Mr. Proops currently serves as a director of AMCOL International Corp. He serves as a member of the board of trustees of the Allendale Association; as a director of the Lincoln Park Zoological Society; and as a trustee of Daniel Webster College and the Montana Land Reliance.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES. UNLESS INDICATED OTHERWISE BY YOUR PROXY VOTE, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF SUCH NOMINEES.

Directors continuing in office until 2004

James W. Crownover
Director since 2000

Mr. Crownover, 59, retired in 1998 as a director of the global management consulting firm of McKinsey & Company. During his 30-year career with McKinsey, Mr. Crownover served as managing director and head of its southwest practice, a member of its board of directors and head of its North American energy practice. He currently serves as a director of Unocal Corp., Weingarten Realty Investors and Allied Waste Industries, Inc. Mr. Crownover serves as a trustee of Rice University and St. John's School and as a director of the Houston Grand Opera, the Houston Zoo and the United Way of Texas Gulf Coast. He is also a member of the advisory council of the Stanford Graduate School of Business.

Louis E. Lataif
Director since 1995

Mr. Lataif, 64, is dean of the School of Management at Boston University, a position he assumed in 1991 after a distinguished 27-year career with Ford Motor Corporation. At Ford, Mr. Lataif held positions that included corporate vice president and general manager of Ford Division, corporate vice president of North American Sales Operations and president of Ford of Europe. Mr. Lataif also serves on the boards of Intier Automotive, Bank Audi (USA), Group 1 Automotive, Magna Entertainment Corporation and the Iacocca Foundation.

Mack G. Nichols
Director since 1998

Mr. Nichols, 64, retired in 1998 as president, chief operating officer and director of Mallinckrodt Inc., a diversified chemical and healthcare company. He has served as a director of OSCA, Inc., A. P. Green Industries, Inc., the National Association of Manufacturers and the Chemical Manufacturers Association (now known as the American Chemistry Council). Mr. Nichols currently serves as a board member for Habitat for Humanity of Eagle and Lake Counties (Colorado). Mr. Nichols has also served as chairman of the Metropolitan St. Louis YMCA, as a board member for the St. Louis Art Museum and as a member of the Chancellor's Council for the University of Missouri-St. Louis.

Directors continuing in office until 2005

Mark P. Bulriss
Director since 1998

Mr. Bulriss, 51, was named president and chief executive officer of the Company on April 1, 1998, and became chairman on May 4, 2000. Prior to joining Great Lakes Chemical Corporation, Mr. Bulriss served as president of AlliedSignal Polymers, a $2.1 billion business unit of AlliedSignal (now Honeywell International), which manufactures polymers and markets nylon, technical fibers, plastics, films and chemical intermediates. Before being named president of its polymers unit, Mr. Bulriss served as president of AlliedSignal's electronic materials business. His extensive career in chemicals and plastics also includes 16 years with GE Plastics, a division of the General Electric Corporation. Mr. Bulriss previously served as a director and chairman of the board of OSCA, Inc.

Thomas M. Fulton
Director since 1995

Mr. Fulton, 69, retired in 1998 as president and chief executive officer of Landauer, Inc., a provider of radiation monitoring services. Prior to joining Landauer in 1978, his career included various management positions at Union Carbide Corporation, BASF Corporation and ICN Pharmaceuticals, Inc. Mr. Fulton is a director of Landauer, Inc., and he was previously a director of Octel Corp. Mr. Fulton serves on the boards of the Advocate South Suburban Hospital and the Bethel Community Facility. He also serves as a life trustee on the board of the Chicago Theological Seminary.

John C. Lechleiter
Director since 1999

Dr. Lechleiter, 49, is executive vice president, pharmaceutical products and corporate development at Indianapolis-based Eli Lilly and Company, which is principally engaged in the discovery, development, manufacture and sale of prescription pharmaceuticals. Since joining Eli Lilly in 1979, Dr. Lechleiter has held various positions of increasing responsibility including director, pharmaceutical product development in the United Kingdom; executive director, pharmaceutical product development for Lilly Research Laboratories; vice president, development and regulatory affairs; and senior vice president, pharmaceutical products. Dr. Lechleiter is a member of the American Chemical Society. He also serves on the Science and Regulatory Section Executive Committee of PhRMA, the pharmaceutical industry trade association. He serves as chairman of the Board of Trustees of the Brebeuf Jesuit Preparatory School. Dr. Lechleiter also serves on the Board of Trustees of the Children's Museum of Indianapolis and as the chair of the Board of Corporate Advisors of the American Diabetes Association.

DIRECTORS' COMPENSATION

Retainer, Committee and Meeting Fees

In 2002, non-employee directors were paid an annual retainer of $26,000. Non-employee directors who chair a committee received an additional $2,000 per year. Mr. Bulriss, the only employee of the Company who serves as a director, received no additional compensation for serving on the Board or any Board committee.

In addition to the annual retainer, non-employee directors are paid as follows:

  (i)
  $1,000 per day for each Board meeting attended;
  (ii)
  $1,000 per day for each committee meeting attended (unless attended on the same day as another meeting, in which case no additional payment is made);
  (iii)
  $1,000 per day for special assignments; and
  (iv)
  Reimbursement of expenses for travel, lodging and related expenses incurred while attending Board and committee meetings.

Stock Option Grants

In 2002, each non-employee director received an option to acquire 2,750 shares of Common Stock at $22.72 per share, the closing price of the Company's Common Stock on the New York Stock Exchange on the day before the grant. Each option has a term of 10 years and is exercisable in three equal installments commencing one year from the date of grant.

Deferred and Long-Term Compensation

Each non-employee director may elect to defer all or a portion of his cash compensation and have such compensation credited to his account under the Deferred and Long-Term Compensation Plan. Amounts credited accrue interest at a rate equal to 90% of the prime interest rate of the JP Morgan Chase Bank. Payments generally may be made in a lump sum or in annual installments over 10 years beginning on the date on which the director retires or resigns from the Board. The entire undistributed deferred amounts (plus interest) will be distributed in a lump sum upon the participating director's death. Upon a change in control, each director will be entitled to a lump sum cash payment of all amounts credited to his deferred account.

In lieu of a retirement plan, each non-employee director received a grant of phantom stock units, as follows: Mr. Andrews—2,829; Mr. Crownover—2,652; Mr. Fulton—3,293; Mr. Hale—2,563; Mr. Lataif—2,747; Dr. Lechleiter—1,947; Mr. Nichols—2,630; and Mr. Proops—2,477.

Phantom stock units are not Common Stock. Each phantom stock unit represents the right to receive payment from the Company in cash in an amount equal to the market value of a share of Common Stock on the date of payment. Phantom stock units do not have voting rights. Such units become fully vested after five years of service. Phantom stock units are recorded in a long-term compensation account and the account is credited with the equivalent cash value of dividends and other distributions payable to holders of Common Stock. Payment from such long-term account may be made in a lump sum or in annual installments over 10 years commencing on the later of the director's retirement or the day on which he attains age 70. Upon a change in control of the Company, each director will be paid the entire balance in his long-term account in a lump sum cash distribution.

Other Programs

The Company provides each non-employee director with a term life insurance policy of $50,000 and accidental death and dismemberment insurance of $200,000.

Stock Ownership Guidelines

Stock Ownership Guidelines adopted by the Board in 1997 recommend that each non-employee director own 1,500 shares of Common Stock, or a number of shares having a value equal to three times the annual retainer payable to non-employee directors, whichever is greater. It is expected that this level of ownership be achieved by 2002 for those directors serving at the time the guidelines were adopted, and within five years following election for any new director elected to the Board since 1997.

DIRECTORS' MEETINGS AND COMMITTEES

The Board of Directors held four regular meetings and one special meeting in 2002. All directors attended 75% or more of the Board meetings and meetings held by committees of which they were members during 2002.

BOARD COMMITTEES

Pursuant to the By-Laws, the Board has established five standing committees as of the Record Date. Presently, the Committees are: Audit, Compensation and Incentive, Corporate Responsibility, Finance, and Governance and Nominating. Committee membership as of the Record Date was as follows:

Audit	Compensation and Incentive	Corporate Responsibility
Louis E. Lataif, Chairman Martin M. Hale John C. Lechleiter Jay D. Proops	Nigel D. T. Andrews, Chairman James W. Crownover Thomas M. Fulton John C. Lechleiter	Mack G. Nichols, Chairman Mark P. Bulriss James W. Crownover
Finance	Governance and Nominating
Jay D. Proops, Chairman Martin M. Hale	Thomas M. Fulton, Chairman Nigel D. T. Andrews Louis E. Lataif Mack G. Nichols
Audit Committee	Seven meetings in 2002

Each member of the Audit Committee is independent in accordance with the requirements of the New York Stock Exchange. In order to comply with new requirements under the Sarbanes-Oxley Act and the proposed New York Stock Exchange guidelines, the Board adopted a revised written charter for the Audit Committee in December 2002. This new charter is attached to this proxy statement as Appendix A. The Audit Committee assists the Board in its oversight of the Company's accounting and financial reporting, internal controls and audit functions. The functions of the Audit Committee, which are described in more detail in Appendix A, include:

  •
  Reviews and approves the annual appointment of the Company's independent auditors;

  •
  Reviews and pre-approves the audit services, including the audit scope and plan of the independent auditors, and pre-approves fee arrangements with the independent auditors;

  •
  Pre-approves all non-audit services to be performed by the independent auditors;

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  Oversees the work of both independent and internal auditors;

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  Reviews with management and the internal and independent auditors the adequacy of the Company's internal controls;

  •
  Confers privately with the independent auditors;

  •
  Reviews and discusses with management and the independent auditors the audited financial statements that are included in the Annual Report on Form 10-K and the interim financial statements included in the quarterly reports on Form 10-Q;

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  Reviews guidelines for earnings press releases;

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  Reviews the coordination of audit efforts between the independent auditors and the Company's internal audit function; and

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  Establishes procedures for the submission of complaints regarding accounting or auditing matters including confidential and anonymous reports by employees, and monitors the resolution of such complaints.

Compensation and Incentive Committee	Five meetings in 2002

Each member of the Compensation and Incentive Committee is an independent director. In December 2002, the Board adopted a written charter for the Compensation and Incentive Committee, which is attached to this proxy statement as Appendix B. The functions of this Committee, which are described in more detail in Appendix B, include:

  •
  Reviews and recommends to the Board, the compensation, perquisites and benefits for the chief executive officer;

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  Reviews and approves the compensation, perquisites and benefits for all other corporate officers;

  •
  Reviews and recommends to the Board compensation, incentives and benefits for non-employee directors;

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  Reviews and approves options granted under the stock incentive plans and determines the participation and award levels;

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  Reviews and advises the Board regarding succession planning for the chief executive officer and other senior executives;

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  Reviews and approves the Company's annual incentive compensation plans and establishes participation, target annual incentive awards, corporate goals and actual awards paid to senior executives; and

  •
  Administers and monitors compensation and benefit plans for employees of the Company.

Corporate Responsibility Committee	Two meetings in 2002

A written charter for the Corporate Responsibility Committee was adopted in February 2001, which provides for the following functions:

  •
  Reviews and evaluates the Company's occupational health and safety policies, practices and compliance;

  •
  Monitors compliance with environmental laws and regulations and compliance with Company policies regarding protection of the environment; and

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  Reviews and monitors the implementation of the Company's Code of Business Conduct.

Finance Committee	Two meetings in 2002

Each member of the Finance Committee is an independent director. A written charter for this Committee was adopted in December 2002, which provides for the following functions:

  •
  Reviews and recommends to the Board, the Company's financial strategy and planning, including borrowing and sales or repurchases of equity;

  •
  Reviews and makes recommendations concerning a dividend policy; and

  •
  Reviews and monitors investment policies for the Company's employee benefit plans.

Governance and Nominating Committee	Four meetings in 2002

Each member of the Governance and Nominating Committee is an independent director. In December 2002, the Board adopted a written charter for the Governance and Nominating Committee, which is attached to this proxy statement as Appendix C. The Governance and Nominating Committee assists the Board in monitoring its own performance to ensure effective governance and accountability to the shareholders. The functions of the Governance and Nominating Committee, which are described in more detail in Appendix C, include:

  •
  Establishes qualifications for director candidates and makes determinations as to the independence of directors;

  •
  Seeks potential nominees for Board membership, including consideration of suggestions submitted by shareholders (any such suggestion is to be sent to the secretary of the Company), and recommends candidates to the Board;

  •
  Conducts annual evaluations of the Board's effectiveness; and

  •
  Oversees the structure and effectiveness of the Board's committee system.

Actions taken by any of the above committees are reported to the Board, and the Board receives a copy of the minutes of all committee meetings.

GOVERNANCE

During 2002, the Company implemented several steps to enhance corporate governance. These measures include adoption by the Board of a Governance Guideline Statement, appointment of a presiding independent director and adoption of a revised Code of Business Conduct.

Governance Guideline Statement

The Board of Directors is responsible for the oversight of the Company. The Board believes its fundamental obligation is to act on behalf of the shareholders in maximizing the long-term value of the Company. In order to ensure the Board's effectiveness and independence in evaluating corporate and management performance, the Board adopted a Governance Guideline Statement in December 2002. A copy of the Governance Guideline Statement is attached to this proxy statement as Appendix D. Among other matters, the Governance Guideline Statement provides that:

  •
  A majority of the members of the Board will be independent directors; independent directors do not have a material relationship with the Company;

  •
  The independent directors will designate a presiding independent director;

  •
  Directors should serve on no more than five boards of publicly traded companies;

  •
  Board members have complete access to management and the Company's outside counsel and auditors. Additionally, the Board may retain outside counsel or other advisors of its own choice;

  •
  Directors may not stand for re-election after age 72;

  •
  The governance, audit and compensation committees will consist entirely of independent directors; and

  •
  Each director must own at least 1,500 shares of the Company's Common Stock or shares valued at three times the annual retainer, whichever is greater.

The Board will begin a self-evaluation process in 2003, beginning with an evaluation of the effectiveness of the Board as a whole and each committee.

Presiding Independent Director

As provided in the Governance Guideline Statement, the Board has established the position of presiding independent director. James W. Crownover was designated by the independent directors as the first presiding independent director. Independent directors meet on a regular basis apart from other board members and management representatives, and Mr. Crownover is responsible for setting the agenda and chairing these meetings. The position of presiding independent director will rotate annually as determined by the independent directors.

Additionally, the Governance Guideline Statement provides that any interested party who desires to make any concerns known to the presiding independent director or to the non-management directors as a group, may do so in writing in care of the secretary of the Company, who will forward the communication to the presiding independent director without review by management, if so requested by the interested party.

Code of Business Conduct

The Company's Code of Business Conduct applies to all employees worldwide. In 2002, the Company revised its Code of Business Conduct to incorporate a code of ethics applicable to its senior financial officers, in accordance with the requirements of the Sarbanes-Oxley Act ("Act") and the Securities and Exchange Commission's final rule implementing Section 406 of the Act. A copy of the portion of the Great Lakes Code of Business Conduct (effective as of January 1, 2003) complying with the Act is attached to this proxy statement as Appendix E.

All employees, including the chief executive officer and the senior financial officers of the Company, are prohibited from engaging in conflicts of interest. The Company's Code of Business Conduct includes provisions specifically designed to ensure that the chief financial officer, controller and other senior financial officers promote honest and ethical conduct, and a full, fair, accurate and timely disclosure in the reports filed with the Securities and Exchange Commission and other public communications. Additionally, the Code of Business Conduct encourages employees to report potential violations and acknowledges the Audit Committee's intent to establish procedures for confidential and anonymous reporting.

PROPOSAL TWO: AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO ELIMINATE THE CLASSIFIED BOARD

Since May 1988, the Company's Board of Directors has consisted of three classes and the directors are elected for staggered three-year terms, so that the term of office of one class of directors expires in each year. This provision, set forth in the SIXTH Article of the Company's Certificate of Incorporation, was approved by 71% of the shares.

In four of the last five years, shareholders have presented resolutions requesting that the Board submit to the shareholders the question whether the Certificate of Incorporation should be amended to eliminate the classified board. The Board consistently recommended against elimination of the classified board. It believed (and continues to believe) that a classified board is an effective tool, in the hands of a conscientious Board, to provide time and opportunity to exercise its fiduciary obligation to maximize shareholder value in responding to a hostile acquisition proposal.

Until the annual meeting in May 2002, the shareholder proposals had not received a majority of all of the outstanding shares. At that annual meeting, for the first time, a declassification proposal garnered a majority of the outstanding shares. Despite its reservations, the Board has concluded, on this issue, that the matter should be put to a binding vote. At its September 2002 meeting, the Board unanimously approved a resolution, subject to the approval of the shareholders, to amend the Certificate of Incorporation to eliminate the classified board.

Accordingly, if this proposal is adopted, the language of section (b) of the current SIXTH Article would be deleted and the following substituted:

Each director of the Corporation shall hold office until his or her successor is duly elected and qualified or until his or her prior death, resignation, retirement or removal from office, provided that any director elected at or before the Corporation's annual meeting of stockholders for 2003 shall serve the length of term to which such director was originally elected. Any vacancy in the Board of Directors or newly created directorship resulting from any increase in the number of directors may be filled by a majority of the directors then in office, excluding any directors who shall theretofore have resigned as of a future date, although less than a quorum.

The only effect of the proposed amendment would be to eliminate the classified board. The second sentence of the amended version regarding the filling of vacancies is unchanged from the existing SIXTH Article.

If approved by the shareholders, the amendment to the Certificate of Incorporation would be filed before the next election of directors. The effect would be to cause all directors, upon expiration of their current terms, to be elected for one-year terms as provided by Sections 141 and 211 of the Delaware General Corporation Law.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD RECOMMENDS A VOTE FOR THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION AS SET FORTH ABOVE. UNLESS OTHERWISE INDICATED BY YOUR PROXY VOTE, YOUR SHARES WILL BE VOTED FOR AMENDMENT OF THE CERTIFICATION OF INCORPORATION.

PROPOSAL THREE:    SHAREHOLDER PROPOSAL ON INDEXED OPTIONS

The Central Laborers' Pension Fund, P.O. Box 1267, Jacksonville, Illinois 62651, owner of 300 shares of the Company's Common Stock, has given notice that it will introduce the following proposal and supporting statement for action at the Annual Meeting.

Resolved, that the shareholders of Great Lakes Chemical Corporation (the "Company") request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company's stock price performance exceeds the peer group performance level.

Statement of Support: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, stock option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

Indexed stock options are options whose exercise price moves with an appropriate peer group index composed of a company's primary competitors. The resolution requests that the Company's Board ensure that future senior executive stock option plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company's proxy statement to compare 5 year stock price performance.

Implementing an indexed stock option plan would mean that our Company's participating executives would receive payouts only if the Company's stock price performance was better than that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company's stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong negative public and shareholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of shareholder organizations, executive compensation experts, and companies are supporting the implementation of performance-based stock option plans such as that advocated in this resolution. We urge your support for this important governance reform.

COMPANY'S RESPONSE TO SHAREHOLDER PROPOSAL

The Board believes adoption of the restrictions suggested by this proposal would damage the interests of the Company and its shareholders.

The Board's Compensation and Incentive Committee, the members of which are all independent, oversees executive compensation at Great Lakes. As stated in the Committee's report, the Committee intends the compensation program to attract and retain performance-oriented key executives who are committed to the long-term success of the Company and to the enhancement of shareholder value. The program, including the Stock Option and Incentive Plan approved last year by a vote of more than 92% of the voting shares, is a performance-based plan.

We understand the proponents have submitted this identical proposal to a large number of companies. While no doubt the product of good intentions given the recent spate of abusive compensation practices at several public companies, the proposal is misdirected to Great Lakes:

  •
  Limiting the Committee's flexibility for stock-based compensation would put Great Lakes at a competitive disadvantage in attracting and retaining executive talent.

  •
  The Company's recent track record on executive compensation specifically and governance generally is exemplary. In particular:

  •
  Great Lakes' senior executives (the chief executive officer and all business and staff leaders reporting directly to him) voluntarily decided not to accept any bonus for 2001;

  •
  Despite the fact that the vast majority of stock options under earlier plans are significantly "under water," there has been no suggestion that there be any repricing;

  •
  The most recent stock plan contains an explicit ban on direct or indirect option repricing;

  •
  In response to shareholder concerns, the Company has redeemed its shareholder rights plan and put the declassification of the Board to a binding shareholder vote; and

  •
  The Company has adopted a number of governance measures in advance of Securities and Exchange Commission or New York Stock Exchange requirements, including the institution of a rotating "presiding independent director".

ACCORDINGLY, THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSAL IS NOT IN THE BEST INTEREST OF THE SHAREHOLDERS AND RECOMMENDS A VOTE AGAINST THE PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the Company's Common Stock beneficially owned by holders of more than 5% of its Common Stock; the executive officers of the Company listed in the Summary Compensation Table (the "Named Executives"); the directors of the Company; and all directors and executive officers of the Company as a group.

TABLE 1—SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(2)(3)(4)(5)	Percent of Common Stock Outstanding
Brandes Investment Partners, L.P., et al (6) 11988 El Camino Real, Suite 500 San Diego, California 92130	8,164,648	15.8%
T. Rowe Price Associates Inc., et al (7) 100 East Pratt Street Baltimore, Maryland 21202	7,476,992	14.5%
Berkshire Hathaway, Inc., et al (8) 1440 Kiewit Plaza Omaha, Nebraska 68131	6,948,700	13.4%
Mark P. Bulriss (9)	1,073,776	2.1%
Larry J. Bloom (10)	85,301	*
John J. Gallagher III (11)	20,614	*
Jeffrey M. Lipshaw (12)	67,929	*
Angelo C. Brisimitzakis (13)	51,177	*
Nigel D. T. Andrews	7,242	*
James W. Crownover	7,983	*
Thomas M. Fulton	8,183	*
Martin M. Hale (14)	524,089	1.0%
Louis E. Lataif (15)	9,183	*
John C. Lechleiter	9,233	*
Mack G. Nichols	9,183	*
Jay D. Proops (16)	49,183	*
Directors and Officers as a Group	2,111,301	4.1%

Note: * Less than 1%

(1)
Information concerning persons known to the Company to be beneficial owners of more than 5% of its Common Stock is based upon the most recently available reports filed with the Securities and Exchange Commission and furnished by such persons to the Company.
(2)
Information concerning ownership of Common Stock by directors of the Company, Named Executives, and directors and executive officers as a group is as of the Record Date.
(3)
Reported in this table are shares held individually or jointly with others, or in the name of a bank, broker or nominee for the individual's account.

(4)
Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting power and sole investment power.
(5)
Ownership includes shares that may be acquired within 60 days following March 3, 2003, through the exercise of vested stock options: Mr. Bulriss—1,020,000; Mr. Bloom—82,040; Mr. Gallagher—20,000; Dr. Brisimitzakis—48,167; Mr. Lipshaw—64,334; Mr. Andrews—3,667; Mr. Crownover—4,584; Mr. Fulton—6,584; Mr. Hale—6,584; Mr. Lataif—6,584; Dr. Lechleiter—6,584; Mr. Nichols—6,584; and Mr. Proops—6,584. The holders have no voting rights with respect to unexercised stock options.
(6)
The power to vote, direct the vote and dispose of these shares is shared by Brandes Investment Partners, LLC, Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby. Brandes Investment Partners, LLC, Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby disclaim any direct ownership, except for an amount that is substantially less than 1% of the number of shares registered. Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby may be deemed to control Brandes Investment Partners, L.P.
(7)
These securities are owned by various individual and institutional investors, including T. Rowe Price Equity Income Fund, Inc. (which owns 2,700,000 shares, representing 5.4% of the shares outstanding), for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is the beneficial owner of such securities.
(8)
The power to vote, direct the vote and dispose of these shares is shared by Warren E. Buffett, Berkshire Hathaway Inc., OBH Inc., National Indemnity Company, GEICO Corporation and Government Employees Insurance Company. Warren E. Buffett may be deemed to control Berkshire Hathaway Inc.
(9)
Ownership includes 5,476 shares held indirectly by Mr. Bulriss through the Company's 401(k) and Supplemental Savings Plans, and 300 shares owned by Mr. Bulriss' mother, for which he disclaims beneficial ownership.
(10)
Ownership includes 1,298 shares held indirectly by Mr. Bloom through the Company's 401(k) and Supplemental Savings Plans.
(11)
Ownership includes 614 shares held indirectly by Mr. Gallagher through the Company's 401(k) and Supplemental Savings Plans.
(12)
Ownership includes 978 shares held indirectly by Mr. Lipshaw through the Company's 401(k) and Supplemental Savings Plans.
(13)
Ownership includes 1,039 shares held indirectly by Dr. Brisimitzakis through the Company's 401(k) and Supplemental Savings Plans.
(14)
Ownership includes 298,432 shares held by Mr. Hale as co-trustee of the Carmen de Mora Hale Family Trust. Mr. Hale has shared voting power with the co-trustee, but he does not have investment power with respect to these shares. Ownership also includes 190,840 shares held by Mr. Hale as co-trustee of the Charles S. Hale Trust and 2,000 shares held by Mr. Martin Hale's spouse as trustee of the Hale Family Trust for the benefit of their children. Mr. Hale disclaims beneficial ownership of these 192,840 shares.
(15)
Ownership includes 600 shares held in the Louis E. Lataif Revocable Indenture of Trust.
(16)
Ownership includes 22,600 shares held by the Jay and Kay Proops Family Limited Partnership.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2002, regarding the Company's compensation plans under which equity securities of the Company are authorized:

TABLE 2—EQUITY COMPENSATION PLAN INFORMATION

				(c)
	(a)		(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights

Equity compensation plans approved by shareholders	3,332,170		$31.65	3,481,452
Equity compensation plans not approved by shareholders	700,000	(1)	$42.00	0
Total	4,032,170			3,481,452

(1)
Mr. Bulriss received nonqualified stock options to purchase 700,000 shares of Common Stock pursuant to his employment agreement, as an inducement to join the Company. These options became exercisable as follows: 200,000 shares on April 1, 1998 and 125,000 shares per year on April 1, 1999, 2000, 2001 and 2002. Shareholder approval of this plan was not required under rules of the New York Stock Exchange.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following table sets forth certain information regarding compensation paid during 2002 to Mark P. Bulriss, the Company's Chairman, President and Chief Executive Officer, and each of the Company's four other most highly compensated executive officers serving at December 31, 2002 (the "Named Executives").

TABLE 3—SUMMARY COMPENSATION

		Annual Compensation				Long-Term Compensation Awards
Name/Principal Position	Year	Salary	Bonus	Other Annual Compensation		Restricted Stock Awards (1)			Securities Underlying Options (#) (2)	All Other Compensation (3)

Mark P. Bulriss Chairman, President and Chief Executive Officer	2002 2001 2000	$823,154 810,077 745,385	$650,000 — 184,000	$59,369 55,987 59,891	(4) (4) (4)	$	— — —		160,000 100,000 100,000	$64,400 69,505 75,662
Larry J. Bloom Executive Vice President and President, Water Treatment	2002 2001 2000	301,154 295,000 273,846	184,000 — 120,000	— — —			— — —		45,000 25,000 20,000	21,400 21,000 21,000
John J. Gallagher III Senior Vice President and Chief Financial Officer	2002 2001 2000	301,154 171,827 —	174,500 — —	— 78,375 —	(5)		— 515,250 —	(6)	40,000 20,000 —	24,200 4,154 —
Jeffrey M. Lipshaw Senior Vice President, General Counsel and Secretary	2002 2001 2000	271,038 259,212 242,885	129,000 — 34,000	— — 47,166	(7)		— — —		33,000 20,000 20,000	25,100 25,757 25,036
Angelo C. Brisimitzakis Executive Vice President, Flame Retardants and Brominated Performance Products	2002 2001 2000	250,961 230,288 206,846	132,000 — 56,000	— — —			— — 276,250	(8)	30,000 17,500 12,500	19,300 19,248 18,837

(1)
Awards of restricted shares of Common Stock and restricted stock unit awards are subject to forfeiture if employment is terminated prior to vesting of the award, except if termination of employment is due to death, disability or a change in control of the Company. Each restricted stock unit represents a share of the Company's Common Stock, and unless forfeited or terminated, is equal in value to a share of Common Stock. Upon vesting, restricted stock units entitle the holder to one share of Common Stock per unit, subject to withholding and other payroll taxes. Restricted stock units do not carry the right to receive dividends and do not carry voting rights.

(2)
Options to acquire shares of Common Stock.

(3)
All Other Compensation includes: a) employer matching contributions under the Company's 401(k) and Supplemental Savings Plans, and b) actuarially determined value of Company-paid premiums on "split-dollar" life insurance. The respective amounts for each of the Named Executives for 2002 are as follows: Mr. Bulriss—$24,600 and $39,800 respectively; Mr. Bloom—$5,500 and $15,900 respectively; Mr. Gallagher—$9,000 and $15,200 respectively;

  Mr. Lipshaw—$8,100 and $17,000 respectively; and Dr. Brisimitzakis—$7,500 and $11,800 respectively.

(4)
Other Annual Compensation includes personal use by Mr. Bulriss of the Company's airplane in 2002 ($31,229), in 2001 ($34,153) and in 2000 ($38,450), and auto allowance in 2002 ($17,446).

(5)
Other Annual Compensation includes relocation expenses paid by the Company in 2001 ($54,135) on behalf of Mr. Gallagher.

(6)
Represents the fair market value of 15,000 restricted stock units awarded to Mr. Gallagher on May 21, 2001. The fair market value of the restricted stock units at the time of the award was $515,250. At December 31, 2002, the fair market value of the restricted stock units was $358,200, based on the per share closing price of the Common Stock on the New York Stock Exchange. Subject to Mr. Gallagher's continued employment with the Company, the units vest as follows: 3,000 units—May 21, 2004; 4,500 units—May 21, 2008; and 7,500 units—May 21, 2011.

(7)
Other Annual Compensation includes relocation expenses paid by the Company in 2000 ($36,679) on behalf of Mr. Lipshaw.

(8)
Represents the fair market value of 10,000 restricted stock units awarded to Dr. Brisimitzakis on May 3, 2000. The fair market value of the restricted stock units at the time of the award was $276,250. At December 31, 2002, the fair market value of the restricted stock units was $238,800, based on the per share closing price of the Common Stock on the New York Stock Exchange. Subject to Dr. Brisimitzakis' continued employment with the Company, the units vest as follows: 2,000 units—May 3, 2003; 3,000 units—May 3, 2007; and 5,000 units—May 3, 2010.

Option Grants in 2002

The following table provides information related to options granted to the Named Executives during 2002:

TABLE 4—OPTION GRANTS IN 2002

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)

Name	Number of Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh) (2)	Expiration Date	5%	10%

Mark P. Bulriss	160,000	16.6%	$22.72	02/12/12	$2,286,156	$5,793,572
Larry J. Bloom	45,000	4.7	22.00	02/11/12	622,605	1,577,805
John J. Gallagher III	40,000	4.2	22.00	02/11/12	553,427	1,402,493
Jeffrey M. Lipshaw	33,000	3.4	22.00	02/11/12	456,577	1,157,057
Angelo C. Brisimitzakis	30,000	3.1	22.00	02/11/12	415,070	1,051,870

(1)
These options were granted under the 1993 Employee Stock Compensation Plan and the 1998 Stock Compensation Plan. Each option has a term of 10 years and is exercisable in three equal installments commencing one year from date of grant, with full vesting occurring on the third anniversary date of the grant or on the retirement of the employee older than 62 years of age, under certain circumstances.

(2)
The exercise price is the fair market value of the Company's Common Stock at the time of grant of the stock option.

(3)
These hypothetical values are based on assumed annual growth rates of 5% and 10% in the value of the Company's stock price over the entire 10-year life of these options. These assumed rates of growth are selected by the Securities and Exchange Commission for illustration purposes only and are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance. Based on the number of shares of Common Stock of the Company outstanding as of January 31, 2002, such an increase of 5% would produce a corresponding gain of approximately $0.7 billion for the Company's shareholders, and an increase of 10% would produce a corresponding gain of approximately $1.8 billion for the Company's shareholders. If the Company's stock price does not increase above the exercise price at the time of exercise, the realized value to the Named Executives from these options will be zero.

Option Exercises in 2002 and Value of Options at December 31, 2002

The following table provides information related to options exercised by the Named Executives during 2002 and the number and value of options held at year-end. The Company does not have any stock appreciation rights outstanding.

TABLE 5—AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION/SAR VALUES

			Number of Securities Underlying Unexercised Options at Year-End (#)		Value of Unexercised In-the-Money Options at Year-End ($) (1)
	Shares Acquired on Exercise (#)	Value Realized ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Mark P. Bulriss	—	—	899,999	260,001	—	$185,600
Larry J. Bloom	—	—	52,039	68,334	—	84,600
John J. Gallagher III	—	—	6,666	53,334	—	75,200
Jeffrey M. Lipshaw	—	—	39,999	53,001	—	62,040
Angelo C. Brisimitzakis	—	—	28,166	45,834	—	56,400

(1)
Value based on closing price of the Company's Common Stock at December 31, 2002, minus the exercise price multiplied by the number of shares to which the option relates.

Pension Plan

The Company has a noncontributory defined benefit pension plan ("Pension Plan") covering all eligible U.S. employees. The Company also has a nonqualified Supplemental Retirement Plan ("SERP") for certain employees, including the Named Executives. The SERP provides for substantially the same benefits, which except for the application of the limits of Sections 415 and 401(a)(17) of the Internal Revenue Code, would have been payable to the participants under the Pension Plan. For the Named Executives, pension benefits are computed using the average of the highest compensation for five consecutive years under the Pension Plan and three consecutive years under the SERP.

Under the terms of his employment agreement, Mr. Bulriss' pension benefits are computed by a formula different from the formula provided in the Pension Plan or the SERP and include a joint survivorship annuity. He would receive estimated annual benefits of $548,346 payable on normal retirement at age 65. The amount of benefits in excess of the amount he would otherwise receive under the Pension Plan are provided under an individual unfunded, nonqualified plan. As of December 31, 2002, credited years of service for Mr. Bulriss under his employment agreement were 10 years and 9 months.

TABLE 6—ESTIMATED ANNUAL BENEFITS

	Estimated Annual Benefits Years of Service

Average Annual Compensation
	15	20	25	30	35	40	45

$ 200,000	$45,213	$60,284	$75,355	$90,426	$105,497	$115,497	$125,497
$ 300,000	69,963	93,284	116,605	139,926	163,247	178,247	193,247
$ 400,000	94,713	126,284	157,855	189,426	220,997	240,997	260,997
$ 500,000	119,463	159,284	199,105	238,926	278,747	303,747	328,747
$ 600,000	144,213	192,284	240,355	288,426	336,497	366,497	396,497
$ 700,000	168,963	225,284	281,605	337,926	394,247	429,247	464,247
$ 800,000	193,713	258,284	322,855	387,426	451,997	491,997	531,997
$ 900,000	218,463	291,284	364,105	436,926	509,747	554,747	599,747
$1,000,000	243,213	324,284	405,355	486,426	567,497	617,497	667,497
$2,000,000	490,713	654,284	817,855	981,426	1,144,997	1,244,997	1,344,997

Annual compensation covered by the Pension Plan is defined as gross pay, which is the same as the total salary and bonus compensation reported for Mr. Bloom, Mr. Gallagher, Mr. Lipshaw and Dr. Brisimitzakis, as shown in the Summary Compensation Table. The estimated annual benefits shown in the above table are computed using an annual straight life annuity basis. Normal retirement is considered age 65. The benefits shown in the table are not subject to deduction for Social Security or other offset amounts.

Credited years of service under the plans as of December 31, 2002 were: Mr. Bloom, 34 years and 7 months; Mr. Gallagher, 1 year and 7 months; Dr. Brisimitzakis, 4 years and 4 months; and Mr. Lipshaw, 3 years and 2 months.

Other Executive Compensation

The Company maintains the Great Lakes Savings Plan (the "401(k) Plan"), which is a defined contribution, 401(k) employee savings plan generally available to all U.S. salaried and non-union hourly employees and certain union hourly employees. The 401(k) Plan is funded by contributions from participants and the Company. Additionally, the Company maintains a supplemental savings plan for certain employees, including the Named Executives. This plan is nonqualified and restores the employee match that certain employees lose due to limitations under the Internal Revenue Code on eligible compensation under the 401(k) Plan.

The Company maintains the Great Lakes Chemical Deferred Compensation Plan, an unfunded, nonqualified, deferred compensation plan under which eligible employees of the Company, including the Named Executives, may elect on a voluntary basis to defer a portion or all their annual cash compensation until retirement. Such deferred cash compensation will be distributed upon the employee's retirement or termination from the Company, upon death or disability or upon a change in control of the Company.

A split-dollar life insurance arrangement provides key executives, including the Named Executives, who elect to participate with additional life insurance at a minimal cost to the executive and with complete cost recovery to the Company. The amount of life insurance available in the event of death before retirement is three times salary for the chief executive officer and two times salary for other participants. The amount of insurance benefits payable is reduced in the event of death after retirement. Any additional amounts payable under the policy in excess of the benefits payable to the beneficiaries are payable to the Company.

The Company maintains a Supplemental Executive Long-Term Disability Benefit Plan for certain employees, including the Named Executives, in order to supplement the benefits available under the Long-Term Disability Plan available to U.S. employees. Benefits are determined as a percentage of basic monthly earnings. This plan provides the executives with disability benefits that would otherwise be available except for annual compensation limits under the Internal Revenue Code.

Employment Agreements and Change in Control and Severance Arrangements

The Company entered into an employment agreement with Mr. Bulriss in April 1998 to serve as president and chief executive officer for an initial term of five years, subject to automatic extension. The agreement provides for a base salary of at least $650,000 per year, a signing bonus of $850,000, an initial grant of 50,000 shares of Common Stock and a nonqualified stock option to purchase 700,000 shares of Common Stock. Since 1998, Mr. Bulriss participates in the Company's regular incentive compensation programs with a target bonus of at least 75% of salary. The agreement also provides for, among other things, certain retirement benefits including immediate vesting and an additional six years of benefit service; salary continuation and bonus eligibility during disability; and full vesting of the options and restricted shares upon death or disability. If Mr. Bulriss' employment is terminated by the Company without cause or by him with "good reason" as such terms are defined in the agreement, Mr. Bulriss will receive severance payments equal to three times his base salary and bonus and his options and restricted shares will become vested. If Mr. Bulriss' termination is due to a change in control, in addition to such severance payments, he will be reimbursed for certain excise taxes. The agreement prohibits Mr. Bulriss from competing with the Company for one year after termination of his employment.

The Company entered into change in control agreements with the current Named Executives, except Mr. Bulriss, and with certain other executives of the Company. The material terms and conditions of the change in control agreements provide that if, following a change in control of the Company (as defined in the agreements), the Company or a successor terminates the employment of any covered executive other than for cause, or any such executive terminates his employment with the Company for good reason, then such executive will, with certain limitations, receive a payment equal to three times the sum of (i) his annual salary at time of termination or change in control, whichever is higher, and (ii) the highest annual bonus paid or awarded to him in the year in which such termination occurs or the two full calendar years immediately preceding the year of termination. In addition, all stock options issued to such executive will become vested and immediately exercisable. All restrictions on other awards will immediately lapse.

An additional payment may also be made by the Company to the executive to compensate the executive for any excise taxes imposed on certain severance payments under the agreement. The Company will also continue the participation of such executive in the Company's or a successor's life, disability, health and other benefit plans (or provide equivalent benefits) for a maximum period of three years after termination. The Company may terminate these change in control agreements at any time prior to the commencement of a change in control of the Company.

The Company has a severance plan for the Named Executives, except Mr. Bulriss, and certain other executives. The severance plan provides that in the event of a covered termination of employment (including among other things, termination of employment other than for cause, as defined in the severance plan), the executive will receive (i) payments equal to the executive's then annual salary ("Severance Payments") and (ii) reimbursement of certain medical and dental benefit premiums ("Benefits") for a period of up to 12 months. The executive will also receive one additional week of Severance Payments and Benefits for each year of service. The severance plan also provides for certain outplacement services. If payment becomes due under any eligible executive's change in control agreement, the Severance Payments will not apply.

COMPENSATION AND INCENTIVE COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation and Incentive Committee ("Committee") is responsible for establishing and maintaining an executive compensation program that is designed to attract, motivate and retain performance-oriented key executives who are committed to the long-term success of the Company and to the enhancement of shareholder value.

The objectives of the Committee's executive compensation program are to:

  •
  Attract and retain qualified executives by providing competitive compensation and incentives;

  •
  Align the financial interests of the Company's executives with those of its shareholders; and

  •
  Provide incentives for achieving the Company's short-term and long-term financial and strategic goals.

The Committee reviews the executive compensation program each year based on external compensation surveys of comparable industrial companies, specifically, many of the companies represented in the S&P Chemicals Index.

The Committee approves all executive compensation programs including performance objectives, plan guidelines and award levels. It also reviews corporate and individual officer performance; reviews and grants awards under all executive compensation plans; and ensures that compensation levels are externally competitive and internally equitable.

Compensation Components

The Company's executive compensation program is designed to provide a strong link between executive compensation and enhancement of shareholder value. The Committee believes the interests of the shareholders will be best served if the Company's compensation program consists of a combination of cash-based components and equity ownership. A significant portion of executive compensation is contingent upon corporate and individual performance. Individual performance is measured by a comparison of achievement versus predetermined objectives. The total compensation program consists of three components: base salary, which reflects the executive's level of responsibility and individual performance; incentive compensation awards in the form of cash bonuses, which reflect corporate, business unit and individual performance; and long-term incentive compensation in the form of cash or stock awards, which create value for the executive only if the price of the Company's stock appreciates over time. The latter two components provide at-risk compensation that is linked directly to financial results and enhancement of shareholder value. The Committee considers all elements of compensation when determining an individual's total compensation, and surveys the executive compensation practices of comparable companies that are likely competitors for executive talent.

Base Salary

Each year the Committee reviews the base salary of the chief executive officer and, in conjunction with the chief executive officer, the base salaries of other corporate officers. The Committee approves the compensation of all executive officers, except the chief executive officer, whose compensation is recommended to the Board for final approval. The key criteria in the base salary determination for each executive are the level and scope of responsibility; competitive market factors; and individual and business unit performance. The Committee's objective is to maintain total compensation at a competitive level. This has resulted in short-term compensation (base salary) being at or very close to the median of comparable base salary data.

Bonus

An Incentive Compensation Plan ("ICP") provides incentive compensation in the form of cash bonuses to executive officers, managers and other selected key employees. Participants' target annual incentive awards range from 7.5% to 100% of base salary based upon each employee's level of responsibility. The level of participation is compared to market data to ensure competitive calibration and consistency with the Committee's total compensation objective. Under the ICP, the Committee establishes objective goals, including financial goals for the Company as a whole and for each of the Company's major operating subsidiaries and business units, and individual performance objectives. Participants' awards are tied to the attainment of Company and/or business unit goals and individual performance. When pre-established objectives are not achieved, annual awards may be reduced or eliminated. In 2002, the performance criteria selected by the Committee focused participants on organic growth, operating income and free cash flow, as well as environmental, health and safety objectives. Bonus payments for 2002 were made based upon the achievement of the Company as well as individual performance objectives.

Long-Term Incentive Compensation

Long-term incentive compensation is comprised of annual grants of stock options, and periodic grants of restricted stock and restricted stock unit awards. These grants are designed to encourage key employees to remain with the Company by providing them with a long-term interest in the Company's overall performance and to motivate them to maximize long-term shareholder value.

The Company's stock option grant guidelines were designed, and have been revised periodically, with the assistance of external compensation consultants. Stock options are generally granted annually, cannot be exercised for at least one year from the date of grant and vest over three years. Options expire 10 years from the grant date. Stock option grant guidelines set forth the criteria for eligibility, award levels and administration of the program. Stock option awards are based on individual performance and the potential impact that the Committee feels a particular participant can have in the future. Additional option grants may be made to reflect increased responsibility or to reward outstanding performance.

Restricted stock and restricted stock unit awards may also be granted in conjunction with the hiring of new executives, executive retention or for exemplary performance.

The Committee believes that linking a significant portion of an executive's current and potential future compensation to the Company's success, as reflected in its stock price, gives the executive a stake similar to that of the Company's shareholders and results in better long-term management of the Company for the benefit of its shareholders.

Chief Executive Compensation

At Mr. Bulriss' request, his annual base salary was not increased during 2002. Consistent with the Committee's objective of competitive total compensation, the Committee considered the level and scope of responsibilities, his achievements, as well as comparable market data, and awarded Mr. Bulriss a bonus for 2002 of $650,000. Fifty percent of this award was based on the performance of the Company versus pre-established financial targets. The remaining 50% was based on achievements versus pre-established strategic growth and operational objectives.

Mr. Bulriss was granted 160,000 stock options at the fair market value of the Company's Common Stock on the date of grant. This grant is consistent with the Committee's philosophy that the estimated value of the award in combination with base salary and annual bonus will be competitive with total annual and long-term compensation provided by companies that are potential competitors for executive talent.

Position on Deductibility of Compensation

The Omnibus Budget Reconciliation Act of 1993 limits the deductibility of compensation in excess of $1 million paid to the Company's chief executive officer and the other Named Executives during any fiscal year, unless such compensation meets certain criteria.

The Committee seeks to qualify officer compensation for deductibility where feasible, but retains the discretion to pay nondeductible amounts. The Committee believes that such flexibility is an important feature of the Company's compensation programs and one that best serves the interests of the Company and its shareholders by allowing the Committee to recognize and motivate individual executive officers as circumstances warrant.

Summary

With a significant portion of the Company's executive compensation linked directly to individual and corporate performance and price appreciation of the Company's stock over the long term, the Committee believes that the overall compensation practices adopted for the Company will help to ensure the alignment of the interests of the Company's executives and shareholders and encourage executives to support the long-term success of the Company.

This report is submitted by the members of the Compensation and Incentive Committee, none of whom is an employee or a former employee of the Company.

Compensation and Incentive Committee
Nigel D. T. Andrews, Chairman James W. Crownover Thomas M. Fulton John C. Lechleiter

STOCK PRICE PERFORMANCE GRAPH

During 2002, the Company reevaluated the composition of its performance peer group as well as the applicability of the S&P Specialty Chemical Index, and determined a change was appropriate. The new peer group selected by the Company is a more representative comparison than either the former peer group or the S&P Specialty Chemical Index. The companies included in the new peer group compete in the same markets as the Company and have a similar market capitalization.

Beginning with this proxy statement, the Company is changing the group of peer issuers (the "Peer Group") by removing two companies (W. R. Grace & Co. and Sigma-Aldrich Corporation) and adding one additional company (Arch Chemicals, Inc.). Thus, the new Peer Group consists of Albemarle Corporation, Arch Chemicals, Inc., Crompton Corporation, Cytec Industries Inc., Ferro Corporation and Hercules, Incorporated. Additionally, beginning with this proxy statement, the Company has decided to eliminate the comparison to the S&P Specialty Chemical Index, which will not appear in the stock price performance graph in the future.

During this transition year, both peer group indices and the S&P Specialty Chemical Index are shown so that shareholders may compare them for the most recent five-year performance.

TABLE 7—COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

	1997	1998	1999	2000	2001	2002
Great Lakes	$100	$104.14	$100.24	$98.57	$65.14	$64.93
S&P 500 Index	100	128.58	155.63	141.46	124.65	97.10
Peer Group—New	100	67.64	61.90	60.53	48.80	45.82
Peer Group—Former	100	73.03	68.99	69.44	58.30	61.80
S&P Specialty Chemical Index	100	91.03	102.9	85.72	91.66	103.21

The graph assumes that $100 was invested in December 31, 1997, and that all dividends were reinvested in the Company's Common Stock.

On May 22, 1998, the Company completed a spin-off of its wholly owned subsidiary, Octel Corp., and distributed to its shareholders the common stock of Octel Corp. Accordingly, of the five years shown in the above graph, five months represent the performance of Great Lakes Chemical Corporation prior to the distribution and four years and seven months represent performance post-distribution. The graph accounts for this distribution as though it were a non-taxable cash dividend reinvested in the Common Stock of the Company.

Past results are not necessarily indicative of future performance, and this chart does not reflect the Company's forecast for future share price performance.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board oversees the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements, accounting and financial reporting practices and internal controls. During 2002, the Audit Committee was composed of four independent directors: Louis E. Lataif, Chairman; Martin M. Hale; John C. Lechleiter; and Jay D. Proops. The Audit Committee operates under a revised charter approved by the Board in December, 2002, which is attached to this proxy statement as Appendix A.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Company's Annual Report on Form 10-K with management, and the Committee discussed with management the Company's accounting principles and practices and the reasonableness of significant judgments.

The Committee also reviewed and discussed with the independent auditors, the auditors' judgments as to the quality and acceptability of the Company's accounting principles and such other matters as are required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended. In addition, the Committee received from the independent auditors a written disclosure regarding their independence from management and the Company, as required by Independence Standards Board, Standard No. 1, "Independence Discussions with Audit Committees." Further, the Audit Committee discussed with the independent auditors the firm's independence and reviewed and discussed with the independent auditors all relationships the auditors have with the Company to satisfy itself regarding the auditors' independence.

The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. During 2002, the Audit Committee held seven meetings.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

The Committee recommended to the Board, and the Board approved, that Ernst & Young LLP be appointed as the Company's independent auditors for 2002.

This report is submitted by the members of the Audit Committee.

Audit Committee
Louis E. Lataif, Chairman Martin M. Hale John C. Lechleiter Jay D. Proops

FEES PAID TO INDEPENDENT AUDITORS

Fees paid to Ernst & Young LLP for professional services during 2002 were as follows:

Audit Fees

Fees for audit services totaled approximately $1.2 million and $1.7 million in 2002 and 2001, respectively. These fees were associated with the annual audit, the reviews of the Company's quarterly reports on Form 10-Q, procedures related to the filing of registration statements, and statutory audits of the Company's subsidiaries.

Audit-Related Fees

Fees for audit-related services totaled approximately $0.2 million in 2002 and approximately $0.3 million in 2001. Audit-related services principally include audits and due diligence services rendered in connection with acquisitions, business dispositions, accounting consultations and audits of employee benefit plans.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, totaled approximately $1.1 million and $3.0 million in 2002 and 2001, respectively.

All Other Fees

Fees for all other services not included above were approximately $0.2 million in 2002 and $0.2 million in 2001, principally including employee benefit advice and internal audit assistance.

OTHER INFORMATION REGARDING INDEPENDENT AUDITORS

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and they will be available to respond to questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's capital stock, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of any securities of the Company.

Based solely on a review of the copies of such reports furnished to the Company and written representation that no other reports were required, the Company believes that all Section 16(a) reporting requirements were met.

SHAREHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

The Company anticipates holding its 2004 Annual Meeting of Shareholders on Thursday, May 6, 2004.

Notice of any matter intended to be presented by a shareholder for action at the 2004 Annual Meeting of Shareholders must be addressed to the secretary of the Company at its offices in Indianapolis, Indiana, and must comply with the advance notice procedures and information requirements set forth in the By-Laws of the Company. Notice of any such matter must be received not later than January 2, 2004, nor before December 3, 2003.

However, in order to be considered for inclusion in the Company's proxy statement and form of proxy for the 2004 Annual Meeting, under the regulations of the Securities and Exchange Commission, shareholder proposals must be received no later than December 1, 2003, by the secretary of the Company at its offices in Indianapolis, Indiana.

OTHER MATTERS

As of the date of this proxy statement, the Board is not aware of any matters to be presented at the Annual Meeting other than the matters specifically stated in the Notice of Meeting and discussed in the proxy statement. If any other matter or matters are properly brought before the meeting, the persons named on the enclosed proxy card have discretionary authority to vote the proxy on each such matter in accordance with their judgment.

The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers or other persons holding stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners will be borne by the Company. Morrow & Co., Inc. has been engaged to assist in the solicitation of proxies. The Company will pay that firm $5,500 for its services and reimburse its out-of-pocket expenses. Officers and employees of the Company may also solicit proxies by mail, telephone, facsimile or personal calls, without additional compensation.

By Order of the Board of Directors,
JEFFREY M. LIPSHAW Secretary
March 28, 2003

PLEASE VOTE BY TELEPHONE, BY INTERNET, OR BY COMPLETING AND
MAILING THE ENCLOSED PROXY CARD

APPENDIX A

GREAT LAKES CHEMICAL CORPORATION

AUDIT COMMITTEE CHARTER

ORGANIZATION

There shall be an Audit Committee (the "Committee") of the Board of Directors (the "Board") of Great Lakes Chemical Corporation (the "Company"). The Committee will be composed of at least three directors. All members of the Committee shall be independent directors. All members of the Committee shall have (or obtain within a reasonable time frame) working familiarity with basic finance and accounting practices, and at least one member of the Committee shall be a financial expert. Committee members shall continue to act until their successors are appointed by the Board and shall be subject to removal at any time by a majority of the whole Board.

ROLE OF THE AUDIT COMMITTEE

The Audit Committee shall be directly responsible for the appointment, compensation and oversight of the work of the independent auditors and the independent auditors shall report directly to the Committee. The Committee shall provide assistance to the Board in fulfilling its oversight responsibilities relating to: (i) accounting and reporting practices of the Company and compliance with legal and regulatory requirements regarding such accounting and reporting practices; (ii) the quality and integrity of the financial statements of the Company; (iii) internal control and compliance programs; (iv) the independent auditors' qualifications and independence; and (v) the performance of the independent auditors and the Company's internal audit function. In so doing, it is the responsibility of the Committee to maintain free and open means of communication between directors, independent auditors, internal auditors, and management of the Company. The Committee shall be responsible for reporting to the shareholders in the Company's annual proxy statement as required by applicable law and regulations.

DUTIES AND RESPONSIBILITIES

In carrying out its duties and responsibilities, the Committee may develop policies and procedures, reacting as appropriate to changing conditions, which are intended to help assure the directors and shareholders that the accounting and reporting practices of the Company are in accordance with applicable requirements and are of high quality. The Committee's duties and responsibilities shall include but are not limited to the following:

A.    Audit Process

  1.
  Review and approve the annual appointment of the independent auditors (who are ultimately accountable to the Committee and the Board) to audit the Company's financial statements; review and pre-approve the audit services to be performed by the independent auditors, including the audit scope and plan; review and pre-approve the fee arrangements of the independent auditors; and evaluate and, if appropriate, review and approve their termination and replacement.

  2.
  Pre-approve all non-audit services to be performed by the independent auditors.

  3.
  Obtain annually from the independent auditors a statement describing all relationships (or services provided) the auditors have with the Company in order to evaluate the auditors' objectivity and independence.

  4.
  Obtain annually from the independent auditors a formal written statement (consistent with Independence Standards Board Standard No. 1) that, in their professional judgment, they are independent of the Company.

  5.
  Obtain and review annually a report from the independent auditors with respect to the audit firm's internal quality control procedures, any material issues raised by the most recent internal quality control review or peer review of the firm or by any inquiry or investigation by governmental or professional authorities.

  6.
  Review with the independent auditors any audit problems or difficulties and management's response, any restrictions on the scope of the independent auditors' activities, or on access to information, and any significant disagreements with management.

  7.
  Review and discuss annually with the director of internal audit risk assessment and risk management policies and the resulting Internal Audit plan. Review internal audit coverage, including coverage provided for the more significant audit risk areas and related staffing levels.

  8.
  Review the coordination of audit efforts between the independent auditors and internal audit to ensure completeness of coverage, reduction of redundant effort and the effective use of audit resources.

B.    Financial Reporting

  1.
  Review and discuss with management and the independent auditors the financial statements to be included in the Company's annual report on Form 10-K and the quarterly financial statements to be included in the quarterly reports on Form 10-Q, including the Company's disclosures under the Securities and Exchange Act, including those disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations." The review of these financial statements will include the judgments of management and the independent auditors about the quality, not just the acceptability, of accounting principles; the reasonableness of significant judgments; and the clarity of the disclosures in the financial statements. Also, the Committee will discuss the results of the annual audit and quarterly reviews and any other matters required to be communicated to the Committee by the independent auditors under auditing standards generally accepted in the United States.

  2.
  Develop with management general guidelines—not specific content—for earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, and monitor, review and discuss with management and the independent auditors compliance with such guidelines.

  3.
  Review the independent auditors' summary of significant accounting, auditing and internal control issues identified during the audit along with management's corrective action plans and other matters related to the conduct of the audit which are required to be communicated to the Committee under auditing standards generally accepted in the United States.

  4.
  Review with management and the independent auditors' significant accounting policy changes or applicable new accounting or reporting standards adopted by management.

  5.
  As required by the Securities and Exchange Commission, obtain periodic reports from the independent auditors relating to critical accounting policies and practices to be used; alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors; and other material written communications between the independent auditors and management, such as any management letter or schedule of audit differences.

C.    Internal Controls

  1.
  Review with management, the director of internal audit and the independent auditors the adequacy of the Company's internal controls.

  2.
  Review periodic reports from the director of internal audit summarizing the results of completed audits/reviews including significant findings and the resolution or status of previously reported significant control issues, along with management's responses thereto.

  3.
  Review with management, the director of internal audit, and the independent auditors' significant risks or exposures.

D.    Complaints

  1.
  Establish procedures consistent with SEC regulations for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and monitor the resolution of such complaints.

  2.
  Establish procedures consistent with SEC regulations for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters and monitor compliance with such procedures.

E.    Code of Business Conduct Compliance

  1.
  Review periodically with management, the general counsel and the director of internal audit, the Company's program for monitoring compliance with the Code of Business Conduct and the results of management's investigation and follow-up (including disciplinary actions) regarding any fraudulent acts or accounting irregularities.

F.    General

  1.
  Establish hiring policies for employees or former employees of the independent auditors.

  2.
  Conduct annual evaluations of the Committee's performance and report the results of such evaluations to the Board.

  3.
  Perform such other duties and responsibilities as may be assigned from time to time by the Board.

CONSULTANTS

In its discretion from time to time the Committee may obtain advice and assistance from outside legal, accounting or other advisors or consultants.

MEETINGS AND REPORTS

The Committee shall meet at least four (4) times annually and at such other times as determined by the chair of the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business. At least annually the Committee shall meet separately and privately with the independent auditors, with management, and with the director of internal audit, in separate executive sessions to discuss any matters that they or the Committee desire to address.

The Committee may from time to time delegate any of its duties and responsibilities, including the authority to grant pre-approvals of audit and non-audit services by the independent auditors, to a subcommittee made up of one or more Committee members. Actions and decisions of any subcommittee shall be reported to the Committee.

The Committee will keep regular minutes of its meetings. The Committee shall report regularly to the Board regarding its decisions and activities.

ANNUAL REVIEW OF CHARTER

At least annually, the Committee will review and reassess the adequacy of this charter and will obtain Board approval of the charter.

Adopted by the Board of Directors on December 5, 2002
/s/ KAREN WITTE DUROS Assistant Secretary

APPENDIX B

GREAT LAKES CHEMICAL CORPORATION

COMPENSATION AND INCENTIVE COMMITTEE CHARTER

ORGANIZATION

There shall be a Compensation & Incentive Committee (the "Committee") of the Board of Directors of Great Lakes Chemical Corporation (the "Company"). The Committee shall be composed of at least three directors. All members of the Committee shall be independent directors. Committee members shall continue to act until their successors are appointed by the Board and shall be subject to removal at any time by a majority of the whole Board.

ROLE OF THE COMPENSATION & INCENTIVE COMMITTEE

The Committee shall assist the Board in fulfilling its responsibilities for establishing and maintaining executive compensation and incentive programs designed to attract, retain and motivate the executive officers of the Company. The Committee will provide oversight to ensure that all the Company's compensation and incentive programs are competitive, closely related to the achievement of corporate objectives and aligned with the long-term interests of the shareholders. The Committee shall report annually on executive compensation in the Company's proxy statement in accordance with applicable rules and regulations.

AUTHORITY AND RESPONSIBILITIES

The Committee shall have the following authority and responsibilities:

1.
Review and approve corporate goals and objectives applicable to compensation of the Chief Executive Officer of the Company, and conduct an annual evaluation (generally in February of each year) of the Chief Executive Officer's performance with respect to the goals and objectives. Based on the annual evaluation, review and recommend to the Board the annual salary, bonus, stock option grants, restricted stock awards, other incentive compensation awards, executive perquisites and benefits for the Chief Executive Officer.

2.
Review and determine the annual salary, bonus, stock option grants, restricted stock awards, other incentive compensation awards, executive perquisites and benefits for the officers of the Company, other than the Chief Executive Officer.

3.
Review and recommend to the Board appropriate compensation and benefit programs for non-employee directors of the Company.

4.
Approve the grant of options under the stock incentive plans maintained by the Company, determine the participation and award levels (other than the Chief Executive Officer) and establish the terms and conditions of such awards and perform such other duties as may be granted to the Committee pursuant to the provisions of such stock incentive plans.

5.
Approve the Company's annual incentive compensation plans and establish participation, target annual incentive awards, corporate financial goals, actual awards paid to the Company's officers (except the Chief Executive Officer) and total funds reserved for payment to all participants under the plans.

B-1

6.
Approve all new equity compensation plans, subject to submission to shareholder vote where required by law.

7.
Approve and adopt qualified and non-qualified benefit plans and plan amendments (subject to shareholder approval if required by law), establish investment objectives and policies applicable to pension benefit plans, and perform all other management and administrative duties specifically required of the Board or the Committee by the provisions of any compensation or benefit plan maintained by the Company.

8.
Make delegations of authority and responsibility to the officers of the Company to the extent the Committee deems appropriate and in the best interests of the Company.

9.
Review and advise the Board regarding succession planning for the Chief Executive Officer and other senior executives. The Company has a Human Resource Review process to identify and develop internal succession candidates for all positions including the Chief Executive Officer. In the event of a vacancy in the office of the Chief Executive Officer for any reason, the Committee may utilize such process to identify and select a successor or any other criteria or selection methods in the best interest of the shareholders. The Committee will approve and recommend to the Board a plan to ensure succession and continuity in the event of an emergency vacancy in the office of the Chief Executive Officer.

10.
Conduct annual evaluations of the Committee's performance and report the results of such evaluations to the Board.

11.
Perform such other duties and responsibilities as may be assigned to it from time to time by the Board of Directors or the Chairman of the Board.

CONSULTANTS

In its discretion from time to time, the Committee may retain experts in the field of executive compensation to assist the Committee with its reviews and responsibilities, and approve the fees and other terms and conditions under which such experts are retained.

MEETINGS AND REPORTS

The Committee shall meet at least twice annually and at such other times as determined by the chair of the Committee.

The Committee shall keep regular minutes of its meetings and, at least annually, report to the Board on its actions and recommendations. A majority of the members of the Committee shall constitute a quorum for the transaction of business. The Committee may from time to time delegate any of its duties or responsibilities to a subcommittee made up of one or more Committee members.

ADOPTED by the Board of Directors on December 5, 2002
/s/ KAREN WITTE DUROS Assistant Secretary

B-2

APPENDIX C

GREAT LAKES CHEMICAL CORPORATION

GOVERNANCE AND NOMINATING COMMITTEE CHARTER

ORGANIZATION

There shall be a Governance and Nominating Committee (the "Committee") of the Board of Directors ("Board") of Great Lakes Chemical Corporation (the "Company"). The Committee shall be composed of at least three directors. All members of the Committee shall be independent directors. Members will normally include one member of each standing committee and may in addition include other directors appointed by the Board. Committee members shall continue to act until their successors are appointed by the Board, and shall be subject to removal at any time by a majority of the whole Board.

ROLE OF THE GOVERNANCE AND NOMINATING COMMITTEE

The Committee shall assist the Board in monitoring its own performance to ensure effective governance and accountability to the shareholders. The Committee shall develop and recommend governance principles for the Company and the Board and review and make recommendations to the Board regarding the role and effectiveness of the Board, the respective Board committees and individual directors in the performance of the Board's duties. The Committee shall furnish assistance and recommendations to the Board with respect to board membership and succession of directors, and shall recommend to the Board director nominees for the annual meeting of shareholders.

DUTIES AND RESPONSIBILITIES

The Committee shall have the following duties and responsibilities:

  1.
  Establish qualifications for director candidates, seek potential nominees for board membership, including consideration of suggestions submitted by shareholders, and make recommendations to the Board regarding candidates for election to the Board. The Committee shall be responsible for making determinations as to the independence of directors in accordance with the standards adopted by the Board and set forth in the Company's Governance Guidelines.

  2.
  Develop, approve and periodically review Board policies and practices, including policies on director service and tenure and corporate governance.

  3.
  Conduct annual evaluations of the Board's effectiveness and report results to the shareholders in the proxy statement.

  4.
  Recommend the organization and structure of the Board; oversee the structure and effectiveness of the Board's committee system, the effectiveness of committee assignments and committee chair assignments, the effectiveness of committee operation and decision-making and the relationship between the committees and the Board.

  5.
  Oversee the Company's positions and policies with respect to significant shareholder relations' issues.

C-1

  6.
  Conduct annual evaluations of the Committee's performance and report the results of such evaluations to the Board.

  7.
  Perform such other duties and responsibilities as may be assigned from time to time by the Board.

CONSULTANTS

The Committee shall have authority in its discretion from time to time to retain search firms to identify and recruit director candidates, and approve the fees and other terms and conditions under which such firms are retained.

MEETINGS AND REPORTS

The Committee shall meet at least twice annually and at such other times as determined by the chair of the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business. The Committee may from time to time delegate any of its duties and responsibilities to a subcommittee made up of one or more Committee members.

The Committee will keep regular minutes of its meetings. The Committee will prepare and submit periodic reports of its work and findings to the Board.

Adopted by the Board of Directors on December 5, 2002
/s/ KAREN WITTE DUROS Assistant Secretary

C-2

APPENDIX D

GREAT LAKES CHEMICAL CORPORATION

GOVERNANCE GUIDELINE STATEMENT

The Board of Directors (the "Board") of Great Lakes Chemical Corporation (the "Company") has adopted the following guidelines to: (a) assure the Board's effectiveness and independence in evaluating corporate and management performance; and, (b) advise shareholders of the means and processes by which the Board conducts its business. The Board believes its fundamental obligation is to act on behalf of the shareholders in maximizing the long-term value of the Company.

1.    Independence.    A majority of the Board will consist of independent directors. To be an "independent director" means:

  a.
  the Board has affirmatively determined that the director has no material relationship with the Company, either directly or as a partner, significant shareholder or officer of an organization that has a relationship with the Company;

  b.
  the director does not have a personal services contract with, and has not been otherwise employed by the Company within the past five years or in an executive capacity at any time;

  c.
  the director is not, and in the past five years has not been, affiliated with or employed by a present or former auditor of the Company or its affiliates;

  d.
  the director is not, and in the past five years has not been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director;

  e.
  the director is not, and in the past five years has not been, affiliated as an employee with a tax-exempt entity that receives significant contributions from the Company; and,

  f.
  the director does not have an immediate family member that would fall into categories (a) through (e); provided that employment of a family member of a director in a non-officer position does not preclude the Board from determining that such director is independent.

In addition, as to members of the Audit Committee, directors' fees are the only compensation they may receive from the Company, and a director who otherwise is "independent" under this definition, but who also holds 20% or more of the Company's stock (or who is a general partner, controlling shareholder or officer of any such holder) cannot chair, or be a voting member of, the Audit Committee.

2.    Nomination and Tenure.    As set forth in its charter, the Governance and Nominating Committee, which consists entirely of independent directors, will act as the nominating committee. It will, in consultation with the Chief Executive Officer, review each director's continuation on the Board annually before making its recommendation regarding director nominations.

3.    Board Leadership.    The Board believes that, in ordinary circumstances, the positions of Chairman and CEO should be combined. The independent directors will designate and publicly disclose a presiding independent director who will chair executive sessions held without the CEO. This "presiding independent directorship" will rotate annually on a basis to be determined by the independent directors. Any interested party wishing to make concerns known to the presiding independent director or to the non-management directors as a group may do so in writing in care of the Secretary of the Company. The Secretary will cause the writings to be forwarded to the directors with or without review by management, as directed by the interested party.

4.    Service on Other Boards.    The Board believes that directors of the Company should serve on no more than five boards of unaffiliated publicly traded companies, as long as service on those boards does not impact the director's independence under these guidelines.

5.    Board Processes.    The following are the fundamental processes of the Board:

  a.
  Generally, Board members should receive materials to be acted on in advance of the meetings.

  b.
  The Chairman establishes the agenda for Board meetings, although other Board members are free to suggest items and to raise at the meeting any item not included on the agenda.

  c.
  The schedule and length of Board meetings will allow sufficient time for in-depth discussion and analysis. The format of the meetings will allow directors to interact directly with members of the Company's management.

  d.
  The Chief Financial Officer, General Counsel and Secretary will generally be present during Board meetings, unless there is a specific reason for one or more to be absent, such as executive session.

  e.
  The independent members of the Board will meet without the CEO to review his performance. The independent members of the Board will meet in executive session separately with and without the CEO at every regularly scheduled Board meeting.

  f.
  There will be four regularly scheduled Board meetings during the year. Generally, the September meeting each year will focus on the Company's strategic plan, the December meeting will focus on the next year's annual operating plan, and the February meeting will focus on management performance (including the CEO) and succession plans. The Governance and Nominating Committee will report its recommendations for director nominations to the full Board at the February meeting.

  g.
  Board members have complete access to management and the Company's outside counsel and auditors. It is assumed Board members will use judgment to be sure that such contact is not distracting to the business operation of the Company, and that the Chairman will be appropriately advised of any such contact. The Board may retain and have access to outside counsel or advisors of its choice with respect to any issue relating to its activities.

6.    Retirement or Job Change.    Directors will not be nominated or renominated after their 72nd birthday. Directors who retire from or otherwise change their principal positions held when they were initially elected to the Board are expected to offer their resignations, but will not necessarily be required to leave the Board.

7.    Stock Ownership and Compensation.    Each Director is expected to own the greater of 1,500 shares or shares valued at three times the annual retainer within five years of his or her initial election or appointment. The Compensation Committee will periodically review the Company's director compensation practices to ensure they are reasonable, designed to attract top quality directors, and in the best interest of the shareholders.

8.    Committees.    The Chairman will propose, and the Board will, pursuant to the By-Laws, appoint all committees. The Governance, Audit and Compensation Committees will consist entirely of independent directors.

9.    Board Self-Evaluation.    The Board will conduct a self-evaluation at least annually to determine whether it, its members, and its committees are functioning effectively.

10.  Director Orientation and Continuing Education.    The Board will maintain a director orientation for new and continuing directors, and the Company will sponsor individual Board members' continuing director education.

11.  Management Succession.    The Board's policies on selection and performance review of the CEO and succession in the event of an emergency or the retirement of the CEO are set forth in the published Compensation Committee charter.

12.  Review and Update.    These guidelines will be reviewed and updated periodically.

ADOPTED by the Board of Directors on December 5, 2002
/s/ KAREN WITTE DUROS Assistant Secretary

APPENDIX E

Excerpt from Great Lakes Chemical Corporation's Code of Business Conduct dated January 1, 2003, from the chapter "We Will Treat the Company and Each Other the Right Way," pages 10–12.

We Will Report with Integrity

Our chief executive officer, chief financial officer, controller, and other senior financial officers will promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. They will also promote full, fair, accurate, timely, and understandable disclosure in the quarterly and annual reports we are required to file with the United States Securities and Exchange Commission ("SEC"), and will seek to comply with all other applicable governmental rules and regulations. To accomplish this, all of us will abide by the following:

  •
  Our financial, accounting, and other reports and records will accurately and fairly reflect the transactions of the Company in reasonable detail, and in accordance with approved accounting practices and procedures and applicable government regulations.

  •
  We will keep accurate accounting records and reports of all financial transactions.

  •
  We will support all transactions with accurate documentation, recorded in the proper account and the proper accounting time period.

  •
  The Company's transactions will be executed only in a manner consistent with the Company's policies and specific management authorizations and directives.

  •
  We will not do anything that is meant to deceive our Board of Directors, senior management, internal auditors, or our outside independent auditors. We will not create or participate in the creation of any documents, books, or records (or make any statements) that are inaccurate or intended to mislead anyone (including the Company's staff of internal auditors or independent auditors) as to the true nature of any particular transaction or payment.

  •
  We will accurately and truthfully report required information concerning the Company's import/export activity to customs officials or to any agent the Company may have hired to facilitate such activities.

  •
  We will not intermingle our personal and professional financial interests so as to create an actual or apparent conflict of interest. We recognize that any change or waiver of this rule as it applies to the senior financial officers of the Company creates a federal securities disclosure requirement, and we will immediately report any such change or waiver to the general counsel or to the Audit Committee of the Board of Directors.

  •
  We understand that the chief executive officer and the chief financial officer are required by United States federal law to certify on a quarterly and annual basis, among other things, as to the material accuracy of financial reports, the effectiveness of disclosure control procedures, and the Company's full compliance with all securities disclosure requirements. We understand that false or inaccurate certifications could result in civil or criminal penalties. Accordingly, we recognize that others are relying on our accurate reporting, and we will make sure that all financial accounting and reporting or other record-keeping for which we are responsible is as accurate as possible.

E-1

2003 Annual Meeting of Shareholders

You may vote by telephone, by Internet, or by mail.

Your telephone or Internet vote authorizes the trustees to vote your shares in the same manner as if you marked, signed, and returned your proxy card by mail.

BY TELEPHONE:	Call toll free 1-866-214-3793 on a touch tone telephone to authorize the voting of your shares. You may call 24 hours a day, 7 days a week until noon Eastern time on April 28, 2003. You will be prompted to enter the control number in the box below, then follow the recorded instructions.
	Option #1:	To vote as the Board of Directors recommends on ALL proposals, Press 1. When asked, confirm your vote by Pressing 1 again.
	Option #2:	If you choose to vote on each proposal separately, Press 2 and follow the recorded instructions.
BY INTERNET:
Access the web site at https://www.proxyvotenow.com/glk to authorize the voting of your shares. You may access the web site 24 hours a day, 7 days a week until noon Eastern time on April 28, 2003. You will be prompted to enter the control number in the box below, then follow the instructions as displayed on the web site.
BY MAIL:	Mark, sign, and date your proxy card (on the reverse side of this page) and return it in the enclosed prepaid envelope to:

	Wachovia Bank, N.A. Attn: Proxy Tabulation NC-1153 P.O. Box 217950 Charlotte, NC 28254-8555	CONTROL NUMBER FOR VOTING BY TELEPHONE OR INTERNET If you vote by telephone or by Internet, please DO NOT mail back this proxy card.

v FOLD AND DETACH HERE AND READ REVERSE SIDE v

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
GREAT LAKES CHEMICAL CORPORATION

        The undersigned instructs the Trustees of the Great Lakes Savings Plan [401(k)], the Great Lakes Chemical Corporation Supplemental Savings Plan and/or the OSCA, Inc. Savings Plan [401(k)], as applicable, (the "Plans") to vote in person or by proxy at the Annual Meeting of Shareholders to be held on Thursday, May 1, 2003, at 11:00 a.m. local time and any adjournment thereof, the shares of Common Stock which are held in or are attributable to my account(s) under one or more of the Plans in the manner indicated on the reverse side of this proxy card. The Trustees are authorized to vote in their discretion upon any other matter that may properly come before the meeting.

        This card, when property completed, also constitutes voting instructions to the respective Trustees of Great Lakes Savings Plan [401(k)], the Great Lakes Chemical Corporation Supplemental Savings Plan and/or the OSCA, Inc. Savings Plan [401(k)] to vote, in person or by proxy, all shares of Common Stock of Great Lakes Chemical Corporation held in your account(s) by theTrustee.

[CHANGE OF ADDRESS]

2003 Annual Meeting of Shareholders

Thursday, May 1, 2003
11:00 a.m. local time

Parkwood IV Conference Center
500 East 96th Street
Indianapolis, Indiana

PLEASE MARK, SIGN, AND DATE YOUR PROXY CARD AND
RETURN IT IN THE ENCLOSED PREPAID ENVELOPE.

THANK YOU FOR VOTING!

v FOLD AND DETACH HERE AND READ REVERSE SIDE v

☒	Please mark your votes as in this example.	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GREAT LAKES CHEMICAL CORPORATION
The shares credited to your account will be voted as directed. If no choice is specified, it will be voted FOR election of director nominees listed below, FOR approval of the amendment of the Certificate of Incorporation, and AGAINST the shareholder proposal. If your vote is not submitted to the tabulator by April 28, 2003, the shares credited to your account will not be voted.
The Board of Directors recommends that you vote FOR the nominees listed below and FOR proposal 2.	The Board of Directors recommends that you vote AGAINST proposal 3.
		NOMINEES:	FOR	WITHHOLD			FOR	AGAINST	ABSTAIN
1.	Election of Directors	Nigel D.T. Andrews Martin M. Hale Jay D. Proops	☐ ☐ ☐	☐ ☐ ☐	3.	Shareholder Proposal Recommending Indexed Options	☐	☐	☐
AUTHORIZED SIGNATURES REQUIRED—This section must be completed for your voting instructions to be executed.

Please sign exactly as name(s) appear on the reverse side. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
		FOR	AGAINST	ABSTAIN
2.	Approval of the Amendment of the Certificate of Incorporation	☐	☐	☐

					SIGNATURE(S)				DATE

2003 Annual Meeting of Shareholders

You may vote by telephone, by Internet, or by mail.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card by mail.

BY TELEPHONE:	Call toll free 1-866-214-3793 on a touch tone telephone to authorize the voting of your shares. You may call 24 hours a day, 7 days a week until noon Eastern time on April 30, 2003. You will be prompted to enter the control number in the box below, then follow the recorded instructions.
	Option #1:	To vote as the Board of Directors recommends on ALL proposals, Press 1. When asked, confirm your vote by Pressing 1 again.
	Option #2:	If you choose to vote on each proposal separately, Press 2 and follow the recorded instructions.
BY INTERNET:
Access the web site at https://www.proxyvotenow.com/glk to authorize the voting of your shares. You may access the web site 24 hours a day, 7 days a week until noon Eastern time on April 30, 2003. You will be prompted to enter the control number in the box below, then follow the instructions as displayed on the web site.
BY MAIL:	Mark, sign, and date your proxy card (on the reverse side of this page) and return it in the enclosed prepaid envelope to:

	Wachovia Bank, N.A. Attn: Proxy Tabulation NC-1153 P.O. Box 217950 Charlotte, NC 28254-8555	CONTROL NUMBER FOR VOTING BY TELEPHONE OR INTERNET If you vote by telephone or by Internet, please DO NOT mail back this proxy card.

v FOLD AND DETACH HERE AND READ REVERSE SIDE v

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
GREAT LAKES CHEMICAL CORPORATION

        The undersigned hereby appoints MARK P. BULRISS, JEFFREY M. LIPSHAW, and KAREN WITTE DUROS, and each of them with full power of substitution, as the proxies of the undersigned, to attend the annual Meeting of Shareholders to be held on Thursday, May 1, 2003, at 11:00 a.m. local time and any adjournment thereof, and to vote the stock the undersigned would be entitled to vote, if present, on the items listed on the reverse side of this proxy card. The proxies are authorized to vote in their discretion upon any other matter that may properly come before the meeting.

ELIMINATE DUPLICATE MAILINGS: SEC Rules require the Company to mail an annual report to every shareholder even if there are multiple shareholders in the same household. If you are a shareholder of record and have the same address as other shareholders of record, you may authorize the Company to discontinue mailings of multiple annual reports. To do so, mark the box on each proxy card for which you do not wish to receive an annual report. Applicable law requires the Company to send separate proxy statements and proxy cards for all of your accounts.	Please mark this box with an X to discontinue the annual report mailing for this account.	☐
[CHANGE OF ADDRESS]

2003 Annual Meeting of Shareholders

Thursday, May 1, 2003
11:00 a.m. local time

Parkwood IV Conference Center
500 East 96th Street
Indianapolis, Indiana

PLEASE MARK, SIGN, AND DATE YOUR PROXY CARD AND
RETURN IT IN THE ENCLOSED PREPAID ENVELOPE.

THANK YOU FOR VOTING!

v FOLD AND DETACH HERE AND READ REVERSE SIDE v

☒	Please mark your votes as in this example.	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GREAT LAKES CHEMICAL CORPORATION
This proxy will be voted as specified. If no choice is specified, it will be voted FOR election of director nominees listed below, FOR approval of the amendment of the Certificate of Incorporation, and AGAINST the shareholder proposal.
The Board of Directors recommends that you vote FOR the nominees listed below and FOR proposal 2.	The Board of Directors recommends that you vote AGAINST proposal 3.
		NOMINEES:	FOR	WITHHOLD			FOR	AGAINST	ABSTAIN
1.	Election of Directors	Nigel D.T. Andrews Martin M. Hale Jay D. Proops	☐ ☐ ☐	☐ ☐ ☐	3.	Shareholder Proposal Recommending Indexed Options	☐	☐	☐
AUTHORIZED SIGNATURES REQUIRED—This section must be completed for your voting instructions to be executed.

Please sign exactly as name(s) appear on the reverse side. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
		FOR	AGAINST	ABSTAIN
2.	Approval of the Amendment of the Certificate of Incorporation	☐	☐	☐

					SIGNATURE(S)				DATE

QuickLinks

  INFORMATION ABOUT VOTING
PROPOSAL ONE: ELECTION OF DIRECTORS
  RECOMMENDATION OF THE BOARD OF DIRECTORS
  DIRECTORS' COMPENSATION
  DIRECTORS' MEETINGS AND COMMITTEES
  BOARD COMMITTEES
  GOVERNANCE
PROPOSAL TWO: AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO ELIMINATE THE CLASSIFIED BOARD
  RECOMMENDATION OF THE BOARD OF DIRECTORS
PROPOSAL THREE: SHAREHOLDER PROPOSAL ON INDEXED OPTIONS
  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
  EQUITY COMPENSATION PLAN INFORMATION
  EXECUTIVE COMPENSATION AND OTHER INFORMATION
  COMPENSATION AND INCENTIVE COMMITTEE REPORT ON EXECUTIVE COMPENSATION
  STOCK PRICE PERFORMANCE GRAPH
  AUDIT COMMITTEE REPORT
  FEES PAID TO INDEPENDENT AUDITORS
  OTHER INFORMATION REGARDING INDEPENDENT AUDITORS
  SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
  SHAREHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING
  OTHER MATTERS
  APPENDIX A
  APPENDIX B
  APPENDIX C
  APPENDIX D
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GREAT LAKES CHEMICAL CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GREAT LAKES CHEMICAL CORPORATION